EXHIBIT 99.1

Community Bankers Trust Corporation Announces Payment

of All Outstanding Dividends on TARP Preferred Stock

August 21, 2012 (Glen Allen, Virginia) – Community Bankers Trust Corporation, the holding company for Essex Bank (the “Company”) (NYSE Amex: BTC), announced today that it has received regulatory approval to pay all six dividends that have accrued and remain unpaid, including the dividend payable on August 15, 2012, with respect to its Fixed Rate Cumulative Perpetual Preferred Stock, Series A. The Company issued the Preferred Stock to the United States Department of the Treasury in connection with the Company’s participation in the Treasury’s TARP Capital Purchase Program in December 2008. The Company will make all dividend payments, and will pay all outstanding interest on the six payments, on August 21, 2012.

The Company also received regulatory approval to pay the interest payment on its trust preferred securities that will be due September 30, 2012.

Rex L. Smith, III, the Company’s President and Chief Executive Officer, stated, “We are pleased that we are in the position to bring all the past payments current. As our financial condition and earnings continue to improve, we expect to be able to focus our attention on paying the principal portion of the TARP obligation as soon as possible.”

Mr. Smith added, “I believe this shows the solid foundation we have created working with our regulators regarding our previous supervisory issues. Additionally, I believe we will have the resources in the form of both earnings and our capital resources to allow us to pay our full obligation to the Treasury without diluting our current shareholders.”

The Company had previously made three dividend payments, each in the amount of $221,000, on the Preferred Stock since the Company began to defer payments in August 2010. The amount of the payment that the Company will make to become current on the six outstanding dividends will be $1,326,000, plus interest that has accrued.

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About Community Bankers Trust Corporation

The Company is the holding company for Essex Bank, a Virginia state bank with 24 full-service offices, 13 of which are in Virginia, seven of which are in Maryland and four of which are in Georgia. The Company also operates one loan production office. Additional information is available on the Company’s website at www.cbtrustcorp.com.

Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements with respect to the Company’s operations and goals. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, without limitation, the effects of and changes in the following: the quality or composition of the Company’s loan or investment portfolios, including collateral values and the repayment abilities of borrowers and issuers; assumptions that underlie the Company’s allowance for loan losses; general economic and market conditions, either nationally or in the Company’s  market areas; the ability of the Company to comply with regulatory actions, and the costs associated with doing so; the interest rate environment; competitive pressures among banks and financial institutions or from companies outside the banking industry; real estate values; the demand for deposit, loan, and investment products and other financial services; the demand, development and acceptance of new products and services; the Company’s compliance with, and the timing of future reimbursements from the FDIC to the Company under, shared loss agreements with the FDIC; assumptions and estimates that underlie the accounting for loan pools under the shared loss agreements; consumer profiles and spending and savings habits; the securities and credit markets; costs associated with the integration of banking and other internal operations; management’s evaluation of goodwill and other assets on a periodic basis, and any resulting impairment charges, under applicable accounting standards; the soundness of other financial institutions with which the Company does business; inflation; technology; and legislative and regulatory requirements. Many of these factors and additional risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and other reports filed from time to time by the Company with the Securities and Exchange Commission. This press release speaks only as of its date, and the Company disclaims any duty to update the information in it.

Contact: John M. Oakey, III
Executive Vice President and General Counsel
Community Bankers Trust Corporation
804-934-9999